Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

John R. Hawkins

Chief Executive Officer

612/617-8532

John.Hawkins@HawkinsInc.com

Kathleen P. Pepski

Chief Financial Officer

612/617-8571

Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FOURTH QUARTER, FISCAL 2009 RESULTS

•	Sales from continuing operations increase 52.3% for the year
•	Net income of $23.8 million for the year
•	Annual earnings per share of $2.32 compared to $0.89 in the prior year

Minneapolis, MN, June 4, 2009 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year 2009 ended March 29, 2009. Sales of $284.4 million for fiscal 2009 represented an increase of 52.3% over $186.7 million in sales for the prior fiscal year. Net income for fiscal 2009 was $23.8 million, or $2.32 per share, fully diluted, compared to net income for fiscal 2008 of $9.1 million, or $0.89 per share, fully diluted. Income from operations for fiscal 2009 was negatively impacted by a LIFO inventory charge of approximately $10.0 million (approximately $6.2 million, or $0.61 per share, after tax) resulting from increased inventory costs and, to a lesser extent, changes in inventory product mix. The LIFO charge for the prior fiscal year was approximately $1.3 million (approximately $847,000, or $0.08 per share, after tax).

For the fourth quarter ended March 29, 2009, Hawkins reported sales of $67.8 million and net income of $5.1 million, or $0.50 per share, fully diluted, as compared to sales of $48.7 million and net income of $1.7 million, or $0.17 per share, fully diluted, for the same period in the prior year. Income from operations for the quarter was negatively impacted by a LIFO inventory charge of approximately $3.0 million (approximately $2.0 million, or $0.19 per share, after tax). The LIFO charge for the prior fiscal year’s fourth quarter was approximately $1.2 million (approximately $835,000, or $0.08 per share, after tax).

Chief Executive Officer, John R. Hawkins, commented, “While we saw some stabilization in commodity prices in the fourth quarter, our raw material costs remained significantly higher than the prior year, driving the higher sales reported within our Industrial and Water Treatment segments. Prices for many of the bulk commodities have declined significantly recently, consistent with weaker demand due to the slower economy. We expect these pricing declines to drive lower selling prices for our products in the coming fiscal year. As we have previously stated, we expect our fiscal 2010 business and the gross profit realized to return to levels more in line with historic results prior to fiscal 2009.” Hawkins added, “Our Industrial segment’s new manufacturing sites in Centralia, Illinois, for our food ingredients products and in Minneapolis for our bulk chemicals sold to pharmaceutical manufacturers are expected to come on line by mid-summer. We believe that this additional capacity will aid us in better serving our customers in these markets and provide us with the opportunity to grow our market share. I am very proud of what we were able to accomplish in fiscal 2009. We are well positioned as we enter the new fiscal year with our strong balance sheet, dedicated employees, inventory storage and logistics infrastructure. We remain committed to be the specialty chemical supplier of choice for our customers.”

For fiscal 2009, Industrial segment sales were $201.6 million, an increase of 61.8% over fiscal 2008 sales of $124.6 million. The sales increase was primarily attributable to increases in selling prices related to rising material costs along existing product lines caused by supply constraints for certain products as well as higher volumes in higher value manufactured and specialty chemical products driven by increased demand. Water Treatment segment sales for fiscal 2009 were $82.8 million, an increase of 33.3% over fiscal 2008 sales of $62.1 million. The sales increase was primarily attributable to price increases related to higher material costs and expansion of sales of existing product lines, including specialty chemical products, to new and existing customers. The Company recently sold the inventory and entered into a marketing relationship relating to its retail Pharmaceutical segment. As a result, the Pharmaceutical segment has been reported as discontinued operations for all periods presented.

Gross profit for fiscal 2009 was $62.4 million, or 22.0% of sales, compared to $38.5 million, or 20.6% of sales, for fiscal 2008. Gross profit for the Industrial segment was $41.5 million, or 20.6% of sales, for fiscal 2009, as compared to $19.8 million, or 15.9% of sales, for fiscal 2008. Gross profit for the Water Treatment segment was $21.0 million, or 25.3% of sales, for fiscal 2009, as compared to $18.7 million, or 30.2% of sales, for fiscal 2008. The increases in gross profit were primarily driven by the sale of lower-cost inventory on hand in a period of rapidly escalating market prices and, to a lesser degree, an increase in profits and volumes on certain Industrial segment products where we had the inventory to meet escalating demand from current and new customers during a period of constrained supply and an increase in demand for certain specialty chemical products in the Water Treatment segment.

The Industrial segment increases were partially offset by the classification of certain expenses as cost of sales in fiscal 2009 that were classified as selling, general and administrative (SG&A) in fiscal 2008. These expenses totaled $3.5 million in fiscal 2008. Additionally, the Industrial segment was negatively impacted by a decrease in demand for lower-margin products sold into the agricultural markets during the second half of fiscal 2009 as compared to the second half of fiscal 2008.

SG&A expenses decreased by $1.4 million in fiscal 2009 as compared to fiscal 2008. The decrease in expense was primarily due to the classification of $3.5 million of certain expenses, which were classified as SG&A in fiscal 2008, as cost of sales in fiscal 2009. Additionally, SG&A expenses were reduced by the reduction of contractor and consulting fees related to the Company’s implementation of an Enterprise Resource Planning (ERP) system and approximately $300,000 of non-recurring acquisition-related expenses associated with the Trumark acquisition recorded in the first quarter of fiscal 2008. These reductions were partially offset by increased variable pay expenses as a result of the higher profitability levels achieved in fiscal 2009.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 20 facilities in 11 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, the inability of our suppliers to provide us with key raw materials at contracted prices and delivery dates, cyclical downturns in our customers’ industries, competition from other chemical companies, seasonality and weather conditions that may affect customer demand and river and rail transportation, the hazards of chemical manufacturing, natural disasters, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 29, 2009, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

In thousands, except share and per share data

(unaudited)

	Quarters Ended		Fiscal Years Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008

Sales	$67,784	$48,658	$284,356	$186,664

Cost of sales	(54,227)	(40,582)	(221,936)	(148,136)

Gross profit	13,557	8,076	62,420	38,528

Selling, general and administrative expenses	(6,078)	(6,039)	(25,083)	(26,524)

Operating income	7,479	2,037	37,337	12,004

Investment income	0	469	338	1,341

Income from continuing operations before income taxes	7,479	2,506	37,675	13,345

Provision for income taxes	(2,594)	(819)	(14,251)	(4,857)

Income from continuing operations	4,885	1,687	23,424	8,488

Income from discontinued operations, net of tax	207	44	340	622

Net income	$5,092	$1,731	$23,764	$9,110

Weighted average number of shares outstanding – basic	10,246,458	10,239,458	10,243,970	10,213,225

Weighted average number of shares outstanding – diluted	10,256,350	10,242,725	10,249,027	10,214,387

Basic and diluted net income per share
Net income from continuing operations per share	$.48	$.16	$2.29	$.83
Net income from discontinued operations per share	.02	.01	.03	.06
Net income per share	$.50	$.17	$2.32	$.89

Cash dividends declared per common share	$.26	$.24	$.52	$.48

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